Exhibit 99.1

Del Taco LLC

25521 Commercentre Drive, Suite 200

Lake Forest, CA 92630

September 30, 2014

To all of the limited partners of Del Taco Restaurant Properties I (the “Partnership”)

Dear Limited Partner,

We enclose for your response a brief poll, and ask that you take a few moments to respond. The purpose of the poll is to permit us to gauge the level of interest that you may have in Del Taco LLC (“Del Taco,” the “General Partner” or “we”), as general partner, initiating a sale process for the properties owned by the Partnership that may result in presentation of a sale transaction to the limited partners for approval. This poll is intended to gauge your interest level only and does not constitute a binding vote on either Del Taco or the limited partners to take or refrain from taking any action. However, your views are important, so we encourage you to respond. Instructions on how to respond may be found below.

After we have received all timely responses, we will prepare a summary of the responses and provide it to each of the limited partners, together with the actions, if any, we intend to take based on the results of poll.

Background

The Partnership owns 6 parcels of commercial real property, each of which are leased to Del Taco for purposes of operating quick-serve Del Taco restaurants, at a rental rate of 12% of restaurant sales. One of the parcels has been sublet by Del Taco to a franchisee who also operates a Del Taco restaurant. Del Taco pays rent to the Partnership and is responsible for certain maintenance obligations as set forth in the leases. The Partnership presently makes quarterly distributions to the limited partners. As reflected in the Partnership’s filing on Form 10-K for its fiscal year ended 2013, each Partnership unit received an annual cash distribution of $76.64. The leases have between 5.4 to 6.4 years remaining on their terms. Please refer to the Form 10-K for 2013, and subsequent Forms 10-Q for more detailed financial and other information about the Partnership.

We were recently contacted by a small group of limited partners who expressed an interest in selling the properties owned by the Partnership, and they presented an unsolicited non-binding letter of interest to acquire all of the Partnership’s properties for a cash price of $9,936,000, net of any encumbrances (the “Unsolicited Offer”). Those limited partners initially requested us to hold a meeting of the limited partners to vote on the Unsolicited Offer, but subsequently withdrew the request.

In the course of discussions with those limited partners that made the request, we advised them instead, that we would consult with the limited partners as a whole to determine whether there is sufficient interest in conducting a market test and potentially selling the properties at this time. We advised the limited partners in Note 8 of the most recent form 10-Q filed with respect to the Partnership, that we would initiate a poll to gauge whether the limited partners have an interest in entering into a possible sale of the properties. With certain exceptions, Section 13.3.2 of the Partnership Agreement requires that at least a majority in interest of the limited partners must approve a sale of all or substantially all of the properties, so we would not proceed with a sale absent approval by the limited partners.

Rather than simply respond to a sole unsolicited offer (such as the Unsolicited Offer), in order to ensure that the partners obtain a fair price and other terms for sale of the properties, assuming sufficient interest on the part of the limited partners, we would develop and implement a sale process designed to test the market. If as a result of the sale process, we obtain an acceptable proposal, we would then need to negotiate and enter into definitive agreements in a form that could be submitted to a vote by the limited partners. However, a process of this nature may involve substantial time and transaction costs, which we are reluctant to incur on behalf of the Partnership unless we have a better sense of whether or not the limited partners have an interest in selling the properties at this time.

We understand that it may difficult for you to express your views without reviewing a specific sale proposal. However, due to the potentially significant costs and the uncertainty of whether any sale proposal would be preferable to continuation of receipt of quarterly distributions, we have determined that conducting a poll will assist us in acting in the best interests of the limited partners. We appreciate your participation.

Additional Information

Please review the attachment entitled Additional Information for Your Consideration. This includes information that may be helpful in considering how you may wish to respond to the poll. The information is not an exhaustive summary of all relevant considerations, and does not contain any information about any particular sale transaction. If we do present a sale transaction to you for approval at a later date, we will provide relevant disclosure materials for you to fully and thoroughly evaluate the transaction.

How to Respond to the Poll

Please mark the appropriate answers to the questions on the attached questionnaire, sign and date the questionnaire and return it in the Business Reply envelope provided with this letter. If you prefer, you may fax your questionnaire to 925-371-0167, or scan and e-mail your questionnaire to response@myinvestment.com.

If you have any questions, you may contact Ginny Gancar at Del Taco Investor Relations by telephone at 949-910- 0705 or by email at g.gancar@att.net.

Please complete and return the questionnaire no later than November 30, 2014. Late responses may not be included in the tally.

PLEASE NOTE THAT THIS IS NOT A SOLICITATION OF A PROXY, CONSENT OR VOTE FROM THE LIMITED PARTNERS, AND NEITHER THE LIMITED PARTNERS NOR THE GENERAL PARTNER WILL BE BOUND TO ACT OR REFRAIN FROM ACTING ON THE BASIS OF YOUR RESPONSE TO THE POLL. IF THERE IS A SOLICITATION OF A PROXY, CONSENT OR VOTE FROM THE LIMITED PARTNERS, THEN ANY REQUIRED FILINGS WILL BE MADE WITH THE SECURITIES EXCHANGE COMMISSION.

Sincerely,
Del Taco LLC,
General Partner of
Del Taco Restaurant Properties I

By:	/s/ Jack Tang
Jack Tang, General Counsel

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions. To the extent applicable, we claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this communication, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Please refer to the risks and uncertainties described in the Partnership’s filings with the Securities and Exchange Commission.

Other Important Information

To the extent any solicitation of proxies, consents or votes is conducted in connection with a sale transaction, the General Partner, and its directors and officers, may be deemed to be participants in such solicitation from the limited partners of the Partnership in connection with the matters to be considered at a meeting of the limited partners of the Partnership. Furthermore, we would file a proxy statement or other materials, as applicable, with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation from the limited partners of the Partnership. LIMITED PARTNERS OF THE PARTNERSHIP ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER SOLICITATION MATERIALS IF AND WHEN THEY BECOME AVAILABLE AS THEY WOULD CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, would be set forth in any such proxy statement and other materials filed with the SEC in connection with a meeting. Information regarding the direct and indirect interests of the directors and officers of the General Partner can also be found in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 24, 2014. To the extent any solicitation of proxies, consents or votes are conducted in connection with a sale transaction, limited partners of the Partnership would be able to obtain any proxy statement, any amendments or supplements to such proxy statement and other documents filed by the Partnership with the SEC for no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge by writing Del Taco LLC at 25521 Commercentre Drive, Suite 200, Lake Forest, California 92630.

Additional Information for Consideration

The Properties are leased to Del Taco and the leases have limited remaining terms. The Partnership currently owns six parcels of real property, which are leased to Del Taco and operated as Del Taco restaurants by Del Taco or its franchisees. Those leases expire by their terms over the next 5.4 to 6.4 years.

There are no assurances that Del Taco will agree to renew any or all of the leases at the end of the current terms, or do so on terms that are as or more favorable to the Partnership than the existing terms. Any renewal of the leases could be on terms less favorable to the Partnership than existing terms. No assurances can be made that Del Taco will desire to renew every lease, nor that the limited partners will approve a proposed renewal, which they are required to do by majority vote. In any event, the impact that expiration, renewal or modification of one or more leases with respect to the properties may have on the value of the properties is difficult to predict.

Properties that are not re-leased to Del Taco may be sold following the expiration of the leases. Sale of some, but less than all of the properties, may result in partial liquidity to the limited partners, but may not reduce the general and administrative costs or the costs of compliance under federal securities laws and applicable tax laws, with the result that costs may increase as a percentage of revenue, or may even exceed annual revenues.

The improvements are purpose-built to enable Del Taco (or its franchisees) to operate Del Taco quick serve restaurants. As a result, unless Del Taco agrees to extend the terms of the leases, the improvements may not be suitable for other tenants without modification, and may reduce the value of the properties.

The improvements on the properties are aging, and may require capital expenditures to upgrade them. This may adversely affect any sale price. Conversely, if the properties are not sold, the Partnership may need to finance the cost of any upgrades through revised lease terms or borrowings which would negatively impact future distributions to the limited partners.

A buyer may request that Del Taco modify the terms of one or more existing leases. There are no assurances that Del Taco would agree to do so, or that the modification would be on as or more favorable terms to the Partnership than now in effect. Inability to reach agreement between Del Taco and any particular buyer may result in the withdrawal of that buyer, or a reduction in the applicable purchase price.

If Del Taco conducts a sale process, there are no assurances that Del Taco will be successful in entering into a binding agreement to sell the properties, or that the limited partners will approve any sale presented to them. Accordingly, future distributions to the limited partners may be reduced by the transaction costs incurred by the Partnership in conducting the sale process and related negotiations, even if a sale is not completed.

Current market conditions are favorable. Both interest rates and capitalization rates are at relatively low levels. This could result in greater potential interest from buyers. Conversely, there are no assurances that the financing market will continue to be favorable for an indefinite period or for the near future.

Selling the properties will result in a liquidating distribution, net of applicable transaction and other costs. Following a sale of the properties, we would distribute the sale proceeds, net of transaction and wind-up expenses, and liquidate the Partnership. As a result, the limited partners would not receive any further distributions of cash flow generated by ownership and lease of the properties, which would otherwise potentially inure for the balance of the terms of the leases and any renewal terms. The limited partners themselves will also avoid future administrative costs and the costs of compliance under applicable tax laws.

Selling the properties will provide for liquidity to the limited partners. The limited partners will be free to use the distributed cash proceeds for other purposes, including alternate investments of their choice, and may avoid sale discounts, brokerage or other fees that may pertain to the Partnership units now owned by the limited partners upon the sale of the units. Such discounts, brokerage or other fees may be significant and typically cost up to 7% of the gross price or more due to minimum fees per transaction. Sale of the properties may provide a better way for certain limited partners to obtain liquidity, as there is little or no public market for trading Partnership units. However, there are no assurances that the limited partners will be able to invest the distributed cash in a manner that will result in a comparable risk-adjusted rate of return.

No assurances can be made about the amount of the sale price for the properties. The price that may be offered by any buyer is a function of many factors, including market conditions, the location and condition of the properties, interest rates, the terms (including rent and duration of the lease) of the existing leases, and applicable capitalization rates. There can be no assurances that any proposed sale will equal or exceed the Unsolicited Offer, or that the party that made the Unsolicited Offer will either participate in a sale process or offer a price equal to or greater than the price reflected in their existing proposal. There are no assurances that either current or subsequent market conditions will maximize the proceeds that may be realized from the sale of the properties.

Selling the properties will have tax consequences to the limited partners. Del Taco is not providing any advice on the potential tax consequences that a sale of the properties may have with respect to the limited partners, who should consult with their own tax advisors on this subject.

As both the general partner and the lessee under the leases, Del Taco may have a conflict of interest under certain circumstances in connection with any potential sale. Del Taco is aware of the potential for a conflict of interest to arise under certain circumstances, and will take appropriate steps to avoid any conflicts that may arise, that may include, but are not limited to, the establishment of a special committee of limited partners to oversee and approve certain aspects of any transaction as provided under the limited partnership agreement and applicable law, such as modification to the lease terms.

Del Taco is NOT at this time making a recommendation either for or against initiation of a sale process or sale of the properties. This poll is not binding on any party, and Del Taco, in the exercise of its fiduciary duties, may decide to (i) implement a sale process even if the poll does not indicate strong support from the limited partners in favor of implementing the process (but subject to the right of a majority- in-interest of the limited partners to make a formal approval or disapproval of any resultant sale proposal) or (ii) not take any action to implement a sale process at this time, notwithstanding that the limited partners express strong support for a sale process in the poll.

POLL QUESTIONNAIRE Del Taco Restaurant Properties I

Please mark the appropriate answers to the questions on the questionnaire, sign and date the questionnaire and return it to us no later than November 30, 2014. You can respond by mail, by fax or by e-mail; see below for instructions.

«NAME1»	«# OF» UNITS
«NAME2»
«ADDRESS1»
«ADDRESS2»
«CITY», «ST» «ZIP»	«INVESTOR ID #»

How long have you been a Limited Partner of Del Taco Restaurant Properties I?

☐	Less than one year

☐	Between one and five years

☐	Between five and ten years

☐	More than ten years

Please mark the answer below that best reflects your view:

☐	I strongly prefer to continue to receive periodic Partnership distributions, and I am not interested in selling the Partnership’s properties.

☐	I am open to Del Taco testing the market and presenting a sale proposal to the Limited Partners for a vote.

☐	I am strongly in favor of Del Taco testing the market and presenting a sale proposal to the Limited Partners for a vote.

☐	I have no view on whether or not to sell the properties at this time.

Please provide any additional comments or suggestions for consideration below:

Signature	Date

Signature	Date

QUESTIONNAIRE RETURN INSTRUCTIONS

Please complete and return the questionnaire no later than November 30, 2014, by one of the following methods:

TO RETURN BY MAIL – Date, sign and mail your questionnaire in the Business Reply envelope provided.

TO RETURN BY FACSIMILE – Date, sign and fax your questionnaire to 925-371-0167.

TO RETURN BY E-MAIL – Date, sign, scan and e-mail your questionnaire to response@myinvestment.com.

If you have any questions, please contact Ginny Gancar, Del Taco Investor Relations at 949-910-0705 or by email at g.gancar@att.net.

Questions & Answers Regarding the Del Taco Poll and Questionnaire

1.	Why have you sent me a Del Taco Poll and Questionnaire?

You have been sent the Poll and Questionnaire because you own units of a Del Taco Restaurant Properties Partnership or a Del Taco Income Partnership (the “Partnership”) and we are interested in hearing your viewpoint.

2.	What do you want to know?

We would like to gauge the level of interest that Limited Partners have in exploring the possibility of a sale process for the properties owned by the Partnerships.

3.	What is the recommendation of the General Partner?

At this time, the General Partner (“Del Taco”) is not making a recommendation either for or against initiation of a sale process or sale of the properties. We are simply looking for input from the Limited Partners.

4.	Why do you want to hear from us now?

Del Taco was recently contacted by a small group of Limited Partners who expressed an interest in selling the properties of the Partnerships. We told them we would consult with the Limited Partners to determine whether there is sufficient interest in potentially selling the properties at this time.

5.	When would the properties be sold?

If there is sufficient interest, we would develop and implement a sale process to test the market. If the sale process results in an acceptable proposal, we would then negotiate and enter into definitive sales agreements and in a form that could be submitted to the Limited Partners for a vote. This process could involve substantial time and transaction costs, and we do not currently have a timeline for that.

6.	What does it mean if I get more than one Poll and Questionnaire?

It means that you own units of a Partnership under different registrations, or you may own more than one Partnership. You may own units:

•	in a retirement account, such as an IRA,
•	in your name only,
•	jointly with another person, such as your spouse,
•	in a Living Trust or a Family Trust, or
•	in other ways, or
•	in more than one Partnership.

Please be sure to sign and return all questionnaires you receive to make sure that all your units are represented in the poll.

7.	How do I respond?

You respond by answering two questions and then signing and dating your questionnaire and mailing it in the enclosed Business Reply envelope. You can also fax, or scan and e-mail the questionnaire. The fax number and e-mail address are at the bottom of this page.

8.	How long do I have to send in my response?

Please complete and return the questionnaire no later than November 30, 2014. Late responses may not be included in the tally.

9.	Whom can I call if I have questions?

If you have any questions please call Ginny Gancar at Del Taco Investor Relations at 949-910-0705. You can also contact her by email at g.gancar@att.net.

The foregoing is a summary in question and answer format of certain information contained in the Del Taco Poll and Questionnaire, and Additional Information for Consideration. Reference is made to, and this Questions & Answers information sheet is qualified in its entirety by, the more detailed information contained in the Del Taco Poll and Questionnaire, and Additional Information for Consideration.

Del Taco Questionnaire Mailing Address:	Del Taco Questionnaire Fax and E-mail Information:
261 Boeing Court	Fax 925-371-0167
Livermore, California 94551	E-mail to response@myinvestment.com